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                                                                     Exhibit 5.2

                      [LETTERHEAD OF ARTER & HADDEN LPP]



                                August 9, 1999


State Street Bank and Trust Company,
 as Trustee
225 Franklin Street
Boston, Massachusetts 02110


       Re:   Business Sound, Inc.
             --------------------

Ladies and Gentlemen:


        We have acted as special Ohio counsel to Business Sound, Inc., an Ohio corporation ("BSI"), in connection with its obligations under the terms of that certain Indenture (the "Indenture"), dated as of March 18, 1999, among Muzak LLC, a Delaware limited liability company ("Muzak"), Muzak Finance Corp., a Delaware corporation ("Finance" and together with Muzak, the "Issuers"), BSI and each of the other Guarantors (as defined therein) a party thereto (together with BSI, the "Guarantors") and State Street Bank and Trust Company, in its capacity as Trustee thereunder (the "Trustee"). The Issuers, Guarantors and Trustee are sometimes collectively referred to herein as the "Transaction Parties". Capitalized terms used but not defined herein have the same meanings as in the Indenture.

        In connection with our engagement, we have reviewed the following documents:

        a.      the Indenture;

        b. the notation of Guarantee executed by BSI and certain other Guarantors as contemplated under the terms of Section 10.08 of the Indenture (the "Notation");

        c.      BSI's Articles of Incorporation and Regulations; and

        e. such other agreements, documents, certificates and records as we have deemed appropriate for the purposes of this opinion letter.

        The documents enumerated in items (a) and (b), above, are collectively referred to as the "Guarantee Documents."



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State Street Bank and Trust Company,
  as Trustee


August 9, 1999
Page 2


    In our review we have assumed the genuineness of all signatures (other than those of the officers of BSI), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the accuracy and completeness of governmental records, and the legal capacity of natural persons. As to questions of fact we have relied upon the accuracy of certain matters which have been certified as being true and correct by officers of BSI and public officials. All assumptions and statements of reliance as to factual matters herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter of such assumptions or items relied upon. We have also assumed that each of the Transaction Parties (other than BSI) has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Guarantee Documents to which it is a party and that such Guarantee Documents constitute valid and binding obligations of such Transaction Parties, enforceable against them in accordance with their respective terms.

    The law covered by this opinion letter is limited to the Federal laws and regulations of the United States and the laws and regulations of the State of Ohio. We note that the Guarantee Documents provide that they are to be governed by, and construed in accordance with, the laws of the State of New York. Accordingly, for purposes of the opinions herein expressed, we have assumed that the laws of the State of New York will apply and that those laws are identical to the laws of the State of Ohio.

    Based on the foregoing and subject to the qualifications, limitations, exceptions and assumptions set forth or referred to herein, we are of the opinion that:

    1. BSI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio.

    2. BSI has the requisite corporate power and authority to execute and deliver the Guarantee Documents and to perform its obligations thereunder.

    3. The execution and delivery of the Guarantee Documents by BSI, and the performance of its obligations thereunder, has been duly authorized by BSI.

    4. The Guarantee Documents constitute legal, valid and binding obligations of BSI, enforceable against BSI in accordance with their terms.

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 State Street Bank and Trust Company
  as Trustee

August 9, 1999
Page 3


  The opinions set forth above are subject to the following assumptions, qualifications and limitations:

  (A) We bring to your attention the fact that, as otherwise noted above, the Guarantee Documents purport to be governed by, and to be construed in accordance with, the laws of the State of New York. We render no opinion that an Ohio Court, or a Federal Court of the United States applying the laws of the State of Ohio, would enforce such choice of law provisions in any case where the application of the laws of the State of New York would render a result which would be contrary to a fundamental policy of Ohio law.

  (B) Our opinions relating to validity, binding effect, and enforceability of the Guarantee Documents, and the validity and enforceability of the rights in favor of the Trustee and any Holders or Noteholders thereunder, are subject to
(i) limitations imposed by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the validity or enforcement of creditors' rights generally, (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) standards which otherwise require that rights and remedies be exercised reasonably and in good faith.

  (C) We render no opinion on the enforceability of any provision of the Guarantee Documents which (i) purports to require any party thereto to pay any attorneys fees or paralegal fees which may be incurred by any other party in connection with any action to enforce any rights or remedies thereunder, (ii) purports to waive the right of any party thereto to assert any claim against any other party based on facts not in existence, or matters not otherwise contemplated, at the time of executing such Guarantee Documents, (iii) limits the availability of a remedy under certain circumstances where another remedy has been elected, (iv) requires any party thereto to indemnify any other party for liability for its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct or (v) attempts to limit the enforceability of oral waivers or modifications or provide that a course of performance will not operate as a waiver.

  (D) We express no opinion as to the enforceability of any right or remedy which might exist in favor of the Trustee or any Holder or Noteholder under the terms of the Guarantee Documents to the extent that the unenforceability of such right or remedy (i) does not in any material manner adversely affect the practical realization of the rights and benefits intended to be provided to such party, or parties, under the Guarantee Documents taken as a whole or (ii) can otherwise be readily remedied without significant delay, expense on loss to such party or parties.

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State Street Bank and Trust Company,
  as Trustee


August 9, 1999
Page 4


        This opinion letter is delivered to you solely for your use in connection with the transactions contemplated by the Guarantee Documents and may not be disclosed or delivered to any other person or entity, or relied upon by you or any other person or entity (other than the Holders or Noteholders), for any other purpose whatsoever, without in each instance our prior written consent.

     However, Kirkland & Ellis may, to the same extent as if it were an addressee hereof, rely upon this opinion letter in issuing any opinions which it determines appropriate in connection with or relating to, the Guarantee Documents or any of the transactions contemplated by the Guarantee Documents.

        We do not undertake to advise you of matters which may come to our attention subsequent to the date hereof and which may affect our opinions expressed herein.

        We bring to your attention the fact that our opinions set forth herein are expressions of professional judgment and not a guarantee of a result.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Securities Act") as Exhibit 5.2 to the Registration Statement on Form S-4 (file no. 333-78571) of Muzak, Finance and the Guarantors with respect to the exchange offer for the 9 7/8% Senior Subordinated Notes due 2009 of Muzak and Finance. In so doing, we do not admit that we are experts whose consent is required pursuant to
Section 7 of the Securities Act or provided pursuant to Section 11(a) of the Securities Act.

                                        Very truly yours,



                                        /s/ Arter & Hadden LLP
                                        ARTER & HADDEN LLP